SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                             LASERSIGHT INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    517924106
          ------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)

|X|  Rule 13d-1(c)

|_|  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 6 Pages

---------------------------------                  ---------------------------
 CUSIP No. 517924106                                   Page 2 of 6 Pages
---------------------------------                  ---------------------------


========= ======================================================================
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          William D. Corneliuson (###-##-####)
========= ======================================================================
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)   [ ]
                                                                  (b)   [ ]
========= ======================================================================
  3       SEC USE ONLY
========= ======================================================================
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
======================= ====== =================================================
                          5
      NUMBER OF                SOLE VOTING POWER

                                       447,500
        SHARES          ====== =================================================
                          6    SHARED VOTING POWER
     BENEFICIALLY
                                       0
       OWNED BY         ====== =================================================
                          7    SOLE DISPOSITIVE POWER
         EACH
                                       447,500
      REPORTING         ====== =================================================
                          8    SHARED DISPOSITIVE POWER
        PERSON
                                       0
         WITH
========= ======================================================================
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  447,500
========= ======================================================================
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                                   [ ]
========= ======================================================================
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.5%
========= ======================================================================
 12       TYPE OF REPORTING PERSON*

                  IN
========= ======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
================================================================================

---------------------------------                  ---------------------------
 CUSIP No. 517924106                                   Page 3 of 6 Pages
---------------------------------                  ---------------------------

          Item 1(a).   Name of Issuer:
                       Lasersight Incorporated

          Item 1(b).   Address of Issuer's Principal Executive Offices:
                       3300 University Boulevard, Suite 104
                       Orlando, Florida  32792

          Item 2(a).   Name of Person Filing:
                       William D. Corneliuson

          Item 2(b).   Address of Principal Business Office or, if none,
                       Residence:
                       777 East Wisconsin Avenue
                       Suite 3020
                       Milwaukee, Wisconsin  53202

          Item 2(c).   Citizenship:
                       United States

          Item 2(d).   Title of Class or Securities:
                       Common Stock, $.001 par value Item 2(e). CUSIP Number:
                       517924106

          Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                       Not applicable

---------------------------------                  ---------------------------
 CUSIP No. 517924106                                   Page 4 of 6 Pages
---------------------------------                  ---------------------------

          Item 4.      Ownership:
                       (a)   Amount Beneficially Owned:
                             447,500

                       (b)   Percent of Class:
                             2.5%

                       (c)   Number of shares as to which such person has:

                             (i)   sole power to vote or to direct the vote:
                                      447,500*

                             (ii)  shared power to vote or to direct the vote:
                                      0

                             (iii) sole power to dispose or to direct the
                                   disposition of:
                                      447,500*

                             (iv) shared power to dispose or to direct the disposition of:
                                      0
---------------

*       Includes warrants to acquire 30,000 shares of Common Stock.


          Item 5.      Ownership of Five Percent or Less of a Class. |X|

          Item 6.      Ownership of More than Five Percent on Behalf of Another
                        Person.
                       Not applicable

          Item 7.      Identification and Classification of the Subsidiary Which
                        Acquired the Security Being Reported on By the Parent Holding Company.
                       Not applicable

---------------------------------                  ---------------------------
 CUSIP No. 517924106                                   Page 5 of 6 Pages
---------------------------------                  ---------------------------

          Item 8. Identification and Classification of Members of the Group. Not applicable

          Item 9.     Notice of Dissolution of Group.
                      Not applicable

          Item 10.    Certification.

                      (a) Not applicable

                      (b) By signing  below I certify  that,  to the best of my
                       knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 6 of 6 Pages

                                    SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

           February 14, 2000            /s/ William D. Corneliuson
           Date                         ----------------------------
                                        [Signature]
                                        [Name/Title]


                                        William D. Corneliuson
                                        ----------------------------